Exhibit 10.6

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is made and entered into between Serena Software, Inc., a Delaware corporation (“Serena”), and Greg Hughes (“Executive”) as of                 , 2013 (“Effective Date”). Terms that are not defined in the text of this Agreement are defined in Exhibit A attached hereto.

1.    TERM, PURPOSE, AND GOVERNING DOCUMENTS. This Agreement shall remain in effect until the first anniversary of the Effective Date, at and after which time it will automatically renew for subsequent one-year terms unless Serena provides written notice of its intention not to renew at least one month prior to the end of the applicable one-year term; however, Serena may not provide such notice of non-renewal for a one-year period following a Change in Control and such notice of non-renewal shall be void ab-initio if Serena consummates a Change in Control in the six month period following the date of such notice. This Agreement shall supersede any and all written or verbal agreements related to severance benefits in the event of a Change in Control; provided, however, that the documentation for the Executive’s Equity Awards shall remain unchanged. If Executive is entitled to general severance benefits independent of a Change in Control pursuant to the terms of any offer letter and/or employment agreement between Serena and its affiliates and Executive, then Executive shall not be entitled to severance benefits under this Agreement to the extent duplicative of the severance benefits provided under such offer letter and/or employment agreement. Furthermore, to the extent that any federal, state or local laws, including, without limitation, so-called “plant closing” laws, require Serena to give advance notice or make a payment of any kind to Executive because of Executive’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits otherwise payable hereunder shall be reduced dollar for dollar by any such required payments made to Executive. The benefits provided hereunder are intended to satisfy any and all statutory obligations that may arise out of Executive’s involuntary termination of employment for the foregoing reasons.

2.    SEVERANCE BENEFITS IN THE EVENT OF A CHANGE IN CONTROL. If Executive’s employment with Serena (or, upon a Change in Control, the successor company or its affiliates, as applicable) terminates because of a Termination Without Cause or a Resignation for Good Reason within twelve (12) months after consummation of a Change in Control, and if Executive complies with the Restrictive Covenant set forth below, then Executive shall be entitled to receive the following severance benefits:

(a)    Target Bonus Consideration. Executive shall receive Target Bonus consideration based on the Target Bonus in effect for Executive immediately prior to the Change in Control, consisting of a prorated portion of Executive’s Target Bonus based on the number of days that Executive has been employed by Serena (or any of its affiliate and/or the successor company of Serena or such successor company’s affiliate, if applicable) during the fiscal year in which the Termination Date occurs, which amount shall be paid in lump sum on the first payroll date following the effective date of the general release referenced in Section 2(c), whether or not the performance goals or objectives upon which such bonus might otherwise be contingent are attained; provided, if the sixty (60) day period during which Executive may consider the general release spans two calendar years, the first payment shall commence on the first regularly scheduled payroll date that occurs in the second calendar year (and such first installment shall include all installment payments that would otherwise have been paid prior to such date if this provision did not apply). Payments of the Target Bonus consideration will be subject to applicable deductions, taxes and withholdings.

(b)    Equity Awards. The acceleration of vesting of any outstanding Equity Awards in connection with a Change in Control shall be governed solely by the terms of the applicable Plan and Equity Award agreement.

(c)    Restrictive Covenant. The severance benefits described in this section are subject to a restrictive covenant. Specifically, in consideration of the foregoing benefits, Executive agrees to the following: (1) Executive shall execute and deliver (and not subsequently revoke) to Serena (or a successor company, as applicable) a general waiver and release, in substantially the form attached hereto as Exhibit B, within sixty (60) days following the Termination Date (and which general release shall be delivered to Executive within five (5) days following the Termination Date); (2) Executive shall refrain from making any adverse, derogatory or disparaging statement about Serena, its board of directors, officers, management, shareholders, practices, procedures or business operations to any person or entity; and (3) Executive shall continue to comply with the terms and conditions of Executive’s Agreement Regarding Confidential Information and Assignment of Inventions for the period specified therein. Should Executive elect to receive these severance benefits, Executive also understands that Executive is voluntarily electing to adhere to the restrictive covenant. In addition to the remedies provided under Section 5 hereof, all severance benefits provided for under this Agreement will be forfeited in the event Executive elects to accept the benefits and later challenge the restrictive covenant. Executive further acknowledges and agrees that the promises and restrictive covenants provided herein do not, and will not, prevent or restrict Executive in any way from engaging in any lawful profession, trade, or business.

3.    DEFERRAL OF PAYMENTS. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with Serena, Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Serena will defer the commencement of the payment of any such payments or benefits hereunder until the date that is six months following Executive’s “separation from service” with Serena, as determined in accordance with applicable Treasury Regulations under Section 409A of the Code (or the earliest date as is permitted under Section 409A of the Code without the imposition of any accelerated or additional tax) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will avoid such acceleration or additional tax, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax and that preserves, to the greatest extent possible, the value of such payment or other benefits. During any period payment or payments to the Executive are deferred pursuant to the foregoing, the Executive shall be entitled to interest on the deferred payment or payments at a per annum rate equal to the highest rate of interest applicable to six (6)-month money market accounts offered by the following institutions: Citibank N.A., Wells Fargo Bank, N.A. or Bank of America, on the date of such “separation from service”. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Executive or his beneficiary in one lump sum. Any remaining amounts shall be paid as and when they become due under this Agreement. The Company shall consult with Executive in good faith regarding the implementation of this Section 3. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (A) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (B) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (C) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit. Notwithstanding anything to the contrary herein and solely with respect to the payment of amounts or benefits that are nonqualified deferred compensation subject to Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of such amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

4.    LIMITATION ON BENEFITS.

(a)    In the event that any payments to which Executive becomes entitled in accordance with the provisions of this Agreement would otherwise constitute a parachute payment under Code Section 280G, then such payments will be subject to reduction to the extent necessary to assure that Executive receives only the greater of (i) the amount of those payments that would not constitute a parachute payment or (ii) the amount that yields Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to Executive under this Agreement (or on any other benefits to which Executive may be entitled in connection with any change in control or ownership of Serena or the subsequent termination of Executive’s employment with Serena) under Code Section 4999. Should a reduction in benefits be required to satisfy the benefit limit of the foregoing paragraph, Executive’s severance and Target Bonus payments shall accordingly be reduced to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares that would otherwise be purchasable under the vesting-accelerated portion of each of Executive’s Equity Awards (based on the amount of the parachute payment attributable to such Equity Awards under Code Section 280G) shall be reduced to the extent necessary to eliminate such excess, with such acceleration of vesting being cancelled in the reverse order of the date of grant of the stock awards unless Executive elects in writing a different order of cancellation. The accounting firm engaged by Serena for general audit purposes as of the day prior to the effective date of the Change in Control shall be retained by Serena to perform the foregoing calculations at Serena’s expense.

(b)    Executive shall not be entitled to the further severance payments or benefits described herein in the event that Executive is rehired by Serena or an affiliate of Serena prior to the date that all payments or benefits due hereunder have been paid or provided to Executive.

(c)    In the event that Executive is indebted to Serena or its affiliates at the time of termination of employment, Serena reserves the right to offset any severance payment or benefits described in Section 2 hereof by the amount of such indebtedness.

(d)    Executive shall not be eligible to receive benefits hereunder other than in connection with the first Change in Control transaction affecting Serena during the term of this Agreement.

5.    REMEDIES IN THE EVENT OF EXECUTIVE’S BREACH. Executive acknowledges and agrees that any breach of Executive’s obligations hereunder shall constitute a material breach of this Agreement and shall, in addition to any other remedies available in law or equity, allow Serena to cease performing its obligations hereunder, including its obligations to provide any of the benefits set forth in Section 2 hereof.

6.    SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (i) Serena and its successors and assigns, including any successor company by merger, consolidation or transfer of all or substantially all of Serena’s assets (whether or not such transaction constitutes a Change in Control), and (ii) the Executive, the personal representative of Executive’s estate and Executive’s heirs and legatees.

7.    NOTICES. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested.

8.    GOVERNING DOCUMENTS. This Agreement, and its Exhibits, together with (i) the award agreements evidencing Executive’s currently outstanding Equity Awards and any future Equity Awards made to Executive under a Plan, and (ii) Executive’s current or subsequent Confidentiality and Intellectual Property Agreement, shall constitute the entire agreement and understanding of Serena and its affiliates and Executive with respect to the payment of benefits in the event of a Change in Control and shall supersede all prior and contemporaneous written or verbal agreements and understandings between Executive and Serena and its affiliates relating to such subject matter. In the event of any conflict between this Agreement and any of the aforementioned agreements, this Agreement shall govern.

9.    AMENDMENT. This Agreement only may be amended by written instrument signed by Executive and an authorized executive officer of Serena.

10.    GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted under the laws of the state that is Executive’s principal place of employment at the time of Executive’s termination of employment with Serena.

11.    SEVERABILITY. If an arbitrator or court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such arbitrator or court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately embodies the parties’ intention with respect to the invalid or unenforceable term or provision or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect. The invalidity of any provision of this Agreement shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the arbitrator or court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole.

12.    DISPUTE RESOLUTION. Executive and Serena agree that any dispute arising out of or relating to this Agreement will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted by Judicial Arbitration and Mediation Services (“JAMS”) under its then-existing rules and procedures. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and Serena waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. In addition to and notwithstanding those rules, Executive and Serena agree that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Serena shall pay all of the JAMS arbitration fees in excess of those administrative fees Executive would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or Serena from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

SERENA SOFTWARE, INC.

By:

Title:

EXECUTIVE

Name: Greg Hughes

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, the following definitions shall be in effect:

Change in Control means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    the sale, exchange, lease or other disposition, in one or a series of related transactions, of all or substantially all, of the consolidated assets of Serena to any “person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) other than one or more of the Permitted Holders or any controlled affiliates of the Permitted Holders; or

(ii)    any person or group, other than one or more of the Permitted Holders or any controlled affiliate of the Permitted Holders, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of Serena (or any entity that controls Serena or is a successor to all or substantially all of the assets of Serena), including by way of merger, consolidation, tender or exchange offer or otherwise; or

(iii)    either a merger or consolidation of Serena into another person or entity that is not one or more of the Permitted Holders or a controlled affiliate of the Permitted Holders if the stockholders of the common stock of Serena immediately prior to such transaction do not own a majority of the outstanding common stock of the surviving company or its parent immediately after the transaction in substantially the same proportions relative to each other as immediately prior to such transaction;

if and only if such event listed in (i) through (iii) above results in the inability of SLP and its affiliates to elect a majority of the Board of Directors of Serena or the resulting successor or controlling entity.

Code means the Internal Revenue Code of 1986, as amended from time to time.

Disability shall have the meaning ascribed to such term in the Serena Software, Inc. 2006 Stock Incentive Plan.

Equity Award means any stock or stock based award granted to the Executive under any of the Plans, whether in the form of stock options, restricted stock, restricted stock units, phantom stock or other stock-based grant, relating to shares of Serena common stock (or successor’s common stock, as applicable).

Permitted Holder means, as of the date of determination, SLP or any investment fund that is an affiliate of SLP.

Plan means any one of the following equity compensation plans: (i) the Serena 1997 Stock Option and Incentive Plan, as amended, (ii) the Serena 2006 Stock Incentive Plan, as amended from time to time, and (iii) any successor stock option or equity compensation plan hereafter adopted by Serena.

Resignation for Good Reason means Executive’s resignation due to any one of the following events without Executive’s consent: (i) any reduction in the Executive’s base salary or the Executive’s annual incentive compensation opportunity (other than a general reduction, not to exceed 10%, in base salary or annual incentive compensation opportunities that affects all members of senior management proportionately); (ii) a substantial reduction in the Executive’s duties, responsibilities or title, or the assignment of any duties or responsibilities, that are materially inconsistent with Executive’s position or positions immediately prior to the Effective Date (provided, however, that neither a change in Executive’s title or reporting relationships, nor an adjustment in the nature of Executive’s duties and responsibilities, that does not reduce Executive’s overall management responsibilities shall be considered Good Reason); (iii) a relocation of Executive’s principal place of employment by more than thirty-five (35) miles; or (iv) failure of any successor to the business of Serena to assume Serena’s obligations under this Agreement and any applicable employment agreement.

SLP means Silver Lake Partners II, L.P., a Delaware limited partnership.

Target Bonus means the annual target incentive bonus to which Executive may become entitled under Serena’s Executive Annual Incentive Plan (or any successor plan) upon attainment of the performance targets designated for the applicable year and Executive’s attainment of any personal objectives specified for the Executive for that year.

Termination Without Cause means Serena’s termination of Executive’s employment for any reason other than for Cause. “Cause” means any of the following: (i) Executive’s willful and continued failure to perform his or her duties with respect to Serena or its affiliates, which continues beyond 10 business days after a written demand for substantial performance specifying such failure(s) is received by Executive; (ii) the willful or intentional engaging by Executive in conduct that causes material and demonstrable injury, monetarily or otherwise, to Serena or SLP (taking into account their respective affiliates); (iii) Executive’s conviction of, or a plea of nolo contendre to, the commission of a felony; or (iv) any material breach by Executive of his or her employment or service agreement with Serena or any of its affiliates or of any applicable policy of Serena or any of its affiliates, which breach is not cured pursuant to the terms of such agreement or policy and which breach causes a demonstrable injury, monetarily or otherwise, to Serena, SLP or their respective affiliates. Termination Without Cause shall not be deemed to occur upon the termination of Executive’s employment by reason of death or Disability.

EXHIBIT B

FORM OF RELEASE

[Note: Serena Software, Inc., in its sole discretion, may modify this release to comply with applicable law and shall determine the final form of the release to be executed by Executive.]

I understand that my employment with Serena Software, Inc. (together with its affiliates, the “Company”) terminated effective                     , 201  . I also understand that, pursuant to the Change in Control Agreement between the Company and me, I am required to sign this Release in exchange for certain benefits under the Agreement. I further understand that, regardless of whether I sign this Release, the Company will pay me all accrued salary and vacation earned through my termination date, to which I am entitled by law.

I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, other stock-based awards or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Release; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Release (although I may choose not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this Release to revoke the Release in a writing to the Company; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Release is executed by me.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.

HAVING READ AND UNDERSTOOD THE FOREGOING, I HEREBY AGREE TO THE TERMS AND CONDITIONS STATED ABOVE.

Executive	Date

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